As filed with the Securities and Exchange Commission on May 10, 2011
Registration Statement No. 333-171302

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
to
Form S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

Schottenstein Realty Trust, Inc.
(Exact name of registrant as specified in its governing instruments)

4300 East Fifth Avenue
Columbus, Ohio 43219
(614) 445-8461
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Tod H. Friedman, Esq.
Executive Vice President and General Counsel
Schottenstein Realty Trust, Inc.
4300 East Fifth Avenue
Columbus, Ohio 43219
(614) 445-8461
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Corey E. Light, Esq. Judith D. Fryer, Esq. Sanford C. Presant, Esq. Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 Tel: (212) 801-9200 Fax: (212) 801-6400	Jeffrey M. Sullivan, Esq. DLA Piper LLP (US) 4141 Parklake Avenue Suite 300 Raleigh, North Carolina 27612 Tel: (919) 786-2000 Fax: (919) 786-2200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

		Amount of
	Proposed Maximum Aggregate	Registration
Title of Each Class of Securities to be Registered	Offering Price(1)(2)	Fee(1)
Common Stock, par value $0.01 per share	$491,000,000	$36,897.75(3)

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes the offering price of common stock that may be purchased by the underwriters upon the exercise of their over-allotment option.

(3)	Previously paid with initial filing on December 20, 2010.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table shows the fees and expenses, other than underwriting discounts, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the Securities and Exchange Commission, or the SEC, registration fee, and the Financial Industry Regulatory Authority, Inc. filing fee are estimated.

Securities and Exchange Commission registration fee	$36,897
Financial Industry Regulatory Authority, Inc. filing fee	52,250
New York Stock Exchange listing fee	156,934
Legal fees and expenses (including Blue Sky fees)	4,735,100
Accounting fees and expenses	2,885,000
Printing and engraving expenses	500,000
Transfer agent fees and expenses	15,000
Miscellaneous	1,318,584

Total	$9,699,765

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

On December 20, 2010, Benton E. Kraner, our President and Chief Operating Officer, purchased 10 shares of our common stock for a purchase price of $100 in a private offering. We will repurchase these shares at cost upon completion of this offering. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Prior to or concurrently with the completion of this offering, an aggregate of 19,785,540 operating partnership units will be issued to certain persons and entities owning interests in the entities that own the properties comprising our portfolio of properties in connection with the formation transactions. All of such persons and entities had substantive, pre-existing relationships with us. All of such persons and entities are “accredited investors” as defined in Regulation D of the Securities Act. The issuance of such operating partnership units will be effected in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D of the Securities Act.

Item 34.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or recission.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by or in the right of the corporation or in any proceeding charging improper personal benefit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager of such corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of ours in any of the capacities described above and any employee or agent of our company or a predecessor of our company. In addition, our 2011 incentive plan requires us to indemnify our directors and members of our compensation committee in connection with the performance of their duties, responsibilities and obligations under our 2011 incentive plan, to the maximum extent permitted by Maryland law.

Upon completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law. In addition, our operating partnership’s partnership agreement provides that we, as general partner, and our officers and directors are indemnified to the maximum extent permitted by law. Furthermore, following completion of this offering, we intend to purchase and maintain insurance on behalf of all of our directors and executive officers against liability incurred by them in their official capacities, whether or not we are required or have the power to indemnify them against the same liability.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements. See page F-1 for an index to the financial statements included in the registration statement.

(b) Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit
Number		Exhibit Description

1.1		Underwriting Agreement among Schottenstein Realty Trust, Inc. and the underwriters named therein
3.1		Articles of Amendment and Restatement of Schottenstein Realty Trust, Inc.
3.2		Bylaws of Schottenstein Realty Trust, Inc.
4.1		Form of Specimen Common Stock Certificate of Schottenstein Realty Trust, Inc.
5.1		Opinion of Venable LLP (including consent of such firm)
8.1		Tax Opinion of Greenberg Traurig, LLP (including consent of such firm)
10	.1†	Form of Agreement of Limited Partnership of Schottenstein Realty LP
10	.2†	Form of Registration Rights Agreement among Schottenstein Realty Trust, Inc. and the persons named therein
10.3		Schottenstein Realty Trust, Inc. 2011 Incentive Plan
10	.4†	Form of Restricted Stock Agreement
10	.5†	Form of LTIP Agreement
10.6		Form of Tax Protection Agreement among Schottenstein Realty Trust, Inc., Schottenstein Realty, L.P. and each of the persons named on the signature page thereto
10	.7†	Form of Indemnification Agreement among Schottenstein Realty Trust, Inc. and its directors and officers
10.8		Second Amended and Restated Contribution Agreement among Schottenstein Realty Trust, Inc., Schottenstein Realty, L.P., and the persons named on the signature page thereto
10	.9†	Employment Agreement between Schottenstein Realty Trust, Inc. and Jay L. Schottenstein
10	.10†	Employment Agreement between Schottenstein Realty Trust, Inc. and Benton E. Kraner
10	.11†	Employment Agreement between Schottenstein Realty Trust, Inc. and Jeffrey S. Gould
10	.12†	Employment Agreement between Schottenstein Realty Trust, Inc. and James A. Fleming
10	.13†	Employment Agreement between Schottenstein Realty Trust, Inc. and Joseph A. Schottenstein
10	.14†	Employment Agreement between Schottenstein Realty Trust, Inc. and Tod H. Friedman
10	.15†	Employment Agreement between Schottenstein Realty Trust, Inc. and Mark S. Ungar
10	.16†	Employment Agreement between Schottenstein Realty Trust, Inc. and Charles M. Seall, Jr.
10	.17†	Form of Management Agreement
10	.18†	Form of Shared Services Agreement between Schottenstein Realty Trust, Inc. and American Signature, Inc.
21.1		List of Subsidiaries of Schottenstein Realty Trust, Inc.
23.1		Consent of Venable LLP (included in Exhibits 5.1)
23.2		Consent of Greenberg Traurig LLP (included in Exhibit 8.1)
23	.3†	Consent of PricewaterhouseCoopers LLP
23	.4†	Consent of Rosen Consulting Group
23	.5†	Consent of Seth R. Johnson
23	.6†	Consent of Jerry W. Levin
23	.7†	Consent of David J. Nettina
23	.8†	Consent of Dale Anne Reiss
23	.9†	Consent of James L. Weisman
23	.10†	Consent of Malcolm I. Hoenlein
24	.1†	Power of Attorney (included on the signature page to the registration statement)

†	Previously filed.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on May 10, 2011.

Schottenstein Realty Trust, Inc.

By:	/s/ Jay L. Schottenstein
Name:     Jay L. Schottenstein

Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 6 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ Jay L. Schottenstein Jay L. Schottenstein	Chairman and Chief Executive Officer (Principal Executive Officer)	May 10, 2011

By:	/s/ Benton E. Kraner Benton E. Kraner	Director, President and Chief Operating Officer	May 10, 2011

By:	/s/ Joseph A. Schottenstein Joseph A. Schottenstein	Director and Executive Vice President — Acquisitions and Leasing	May 10, 2011

By:	/s/ James A. Fleming James A. Fleming	Chief Financial Officer (Principal Financial and Accounting Officer)	May 10, 2011

EXHIBIT INDEX

Exhibit
Number		Exhibit Description

1.1		Underwriting Agreement among Schottenstein Realty Trust, Inc. and the underwriters named therein
3.1		Articles of Amendment and Restatement of Schottenstein Realty Trust, Inc.
3.2		Bylaws of Schottenstein Realty Trust, Inc.
4.1		Form of Specimen Common Stock Certificate of Schottenstein Realty Trust, Inc.
5.1		Opinion of Venable LLP (including consent of such firm)
8.1		Tax Opinion of Greenberg Traurig, LLP (including consent of such firm)
10	.1†	Form of Agreement of Limited Partnership of Schottenstein Realty LP
10	.2†	Form of Registration Rights Agreement among Schottenstein Realty Trust, Inc. and the persons named therein
10.3		Schottenstein Realty Trust, Inc. 2011 Incentive Plan
10	.4†	Form of Restricted Stock Agreement
10	.5†	Form of LTIP Agreement
10.6		Form of Tax Protection Agreement among Schottenstein Realty Trust, Inc., Schottenstein Realty, L.P. and each of the persons named on the signature page thereto
10	.7†	Form of Indemnification Agreement among Schottenstein Realty Trust, Inc. and its directors and officers
10.8		Second Amended and Restated Contribution Agreement among Schottenstein Realty Trust, Inc., Schottenstein Realty, L.P., and the persons named on the signature page thereto
10	.9†	Employment Agreement between Schottenstein Realty Trust, Inc. and Jay L. Schottenstein
10	.10†	Employment Agreement between Schottenstein Realty Trust, Inc. and Benton E. Kraner
10	.11†	Employment Agreement between Schottenstein Realty Trust, Inc. and Jeffrey S. Gould
10	.12†	Employment Agreement between Schottenstein Realty Trust, Inc. and James A. Fleming
10	.13†	Employment Agreement between Schottenstein Realty Trust, Inc. and Joseph A. Schottenstein
10	.14†	Employment Agreement between Schottenstein Realty Trust, Inc. and Tod H. Friedman
10	.15†	Employment Agreement between Schottenstein Realty Trust, Inc. and Mark S. Ungar
10	.16†	Employment Agreement between Schottenstein Realty Trust, Inc. and Charles M. Seall, Jr.
10	.17†	Form of Management Agreement
10	.18†	Form of Shared Services Agreement between Schottenstein Realty Trust, Inc. and American Signature, Inc.
21.1		List of Subsidiaries of Schottenstein Realty Trust, Inc.
23.1		Consent of Venable LLP (included in Exhibits 5.1)
23.2		Consent of Greenberg Traurig LLP (included in Exhibit 8.1)
23	.3†	Consent of PricewaterhouseCoopers LLP
23	.4†	Consent of Rosen Consulting Group
23	.5†	Consent of Seth R. Johnson
23	.6†	Consent of Jerry W. Levin
23	.7†	Consent of David J. Nettina
23	.8†	Consent of Dale Anne Reiss
23	.9†	Consent of James L. Weisman
23	.10†	Consent of Malcolm I. Hoenlein
24	.1†	Power of Attorney (included on the signature page to the registration statement)

†	Previously filed.